TrueBlue Appoints Kristi Savacool to Board of Directors

TACOMA, Wash. -July 30, 2018 - TrueBlue (NYSE: TBI) today announced that Kristi Savacool has been appointed to the Company’s Board of Directors, effective immediately.

Savacool, 58, a proven leader in the professional services and technology industries, served as chief executive officer of Aon Hewitt, the global human resources solutions business of Aon plc., until her retirement in January 2018. She was responsible for setting the firm’s business and solution strategies and overseeing its global operations, as well as sponsoring relationships with its largest clients, including a substantial proportion of the Fortune 100. Among her extensive M&A experience, she played a key role in the sale of Aon Hewitt’s RPO business to TrueBlue in 2016. Prior to joining Aon, Savacool also had a lengthy and distinguished career at The Boeing Company, where she held several senior executive management positions in the areas of technology, operations, and shared services, spanning commercial and federal business sectors.

“We are pleased to welcome Kristi to TrueBlue’s Board. Kristi has a long record of achievement and executive leadership experience in large scale services, including important staffing industry and technology expertise needed to guide TrueBlue through its next phase of growth,” said TrueBlue Chairman Joe Sambataro. “Kristi was the clear choice. We look forward to bringing her extensive experience to the company.”

Savacool has served on several boards and executive organizations over her career. She is a Trustee for DePaul University and until recently, served on the board of the Midtown Educational Foundation, Chicago, IL and the Board of Court Appointed Special Advocates (CASA) of Lake County, Illinois. She also was an executive member of the Center for Corporate Innovation (CCI) Fortune 1000 health care CEO roundtable.

Kristi holds a Master of Science degree in industrial management from Lille University.

Learn more about TrueBlue’s board of directors and executive officers here.

About TrueBlue

TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions that help clients create growth, improve efficiency and increase reliability. TrueBlue connected approximately 740,000 people with work during 2017 in a wide variety of industries through its PeopleReady segment offering industrial staffing services, PeopleManagement segment offering contingent and productivity-based onsite staffing services, and PeopleScout segment offering Recruitment Process Outsourcing (RPO) and Managed Service Provider (MSP) solutions. Learn more at www.trueblue.com.

Media contact:
Michelle Meek
773-220-3120
mmeek@clearedgemarketing.com